UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 23, 2013

Qumu Corporation

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-00619	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

7725 Washington Avenue South Minneapolis, MN	55439
(Address Of Principal Executive Offices)	(Zip Code)

(952) 683-7900

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 2 through 8 are not applicable and therefore omitted.

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Qumu Corporation (the “Company”) entered into an Amendment No. 1 to Agreement dated as of October 23, 2013 (the “Amendment”) with Dolphin Limited Partnership III, L.P., Dolphin Associates III, LLC, and Dolphin Holdings Corp. III (collectively, “Dolphin”). The Amendment amends that certain Agreement dated as of March 18, 2013 by and among the Company and Dolphin (the “Agreement”).

Through the Amendment, the parties extended the time periods of certain of their respective rights and obligations under the Agreement. Accordingly, the Amendment provides that each reference in the Agreement to the “Standstill Period” is amended to refer to the “Amended Standstill Period,” which is the period from the date of the Agreement until the date that is ten business days prior to the deadline for the submission of shareholder nominations for the Company’s 2015 Annual Meeting of Shareholders pursuant to the Company’s bylaws. Further, certain references in the Agreement to the “2013 Annual Meeting” were amended by the Amendment to be references to the “2014 Annual Meeting” and certain references in the Agreement to the “2014 Annual Meeting” were amended by the Amendment to be references to the “2015 Annual Meeting.”

By the Amendment, the parties also agreed that unless there is a material adverse change in the qualifications of Daniel T. Englander, the current observer to the Board, Mr. Englander is deemed to be qualified as a substitute director, along with Messrs. Justin A. Orlando and Donald T. Netter.

This foregoing summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment attached hereto as Exhibit 10.1.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
10.1	Amendment No. 1 to Agreement dated October 23, 2013 by and among Qumu Corporation, Dolphin Limited Partnership III, L.P., Dolphin Associates III, LLC, and Dolphin Holdings Corp. III.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

By:	/s/ James R. Stewart
James R. Stewart Chief Financial Officer

Date:  October 25, 2013